Exhibit 99.1

News Release

Contact:	Investors and Analysts: Cameron Hopewell, CCA at (615)263-3024
Financial Media: David Gutierrez, Dresner Corporate Services at (312)780-7204

CCA REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

INCREASES FULL YEAR 2016 FINANCIAL GUIDANCE

NASHVILLE, Tenn. – August 3, 2016 – Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), America’s largest owner of partnership correctional, detention, and reentry facilities, announced today its financial results for the second quarter of 2016.

Second Quarter 2016 Highlights

•	Revenue of $463.3 million increased 0.9% from the prior year quarter

•	Diluted EPS of $0.49

•	Funds From Operations (FFO) per diluted share of $0.69

•	Normalized Funds From Operations (Normalized FFO) per diluted share of $0.69

“Throughout the second quarter we continued to execute on our strategic growth initiatives while maintaining our operational focus and delivering strong financial results,” said Damon Hininger, CCA’s chief executive officer. “We are currently in the process of activating two correctional facilities on the behalf of state partners in Tennessee and Arizona, representing an addition of over 3,500 beds of needed capacity for those states. We also entered into a long-term lease for our North Fork Correctional Facility, our largest previously idle facility at 2,400 beds, to help alleviate overcrowding in Oklahoma. We continue to execute on our acquisition strategy by completing two acquisitions during the quarter, adding over 700 beds to our residential reentry portfolio and expanding on our vision of providing high-quality services in this critical area for our partners. In keeping with that vision, in July we were awarded a new 120-bed contract from California to provide residential reentry services at our CAI-Boston Avenue facility. These developments are indicative of how we can drive long-term growth and enhance shareholder value by providing flexible solutions that meet the diverse needs of our customers.”

Second Quarter 2016 Results

Total revenue for the second quarter of 2016 was $463.3 million compared to $459.3 million in the second quarter of 2015. The increase in revenue was primarily attributable

Second Quarter 2016 Financial Results

to the acquisitions of 23 residential reentry facilities and the activation of two new facilities, our 2,552-bed Trousdale Turner Correctional Center and 1,482-bed Otay Mesa Detention Center, since the prior year period. Total revenue also increased due, in part, to higher average daily populations from Immigration and Customs Enforcement (ICE) across multiple facilities in our owned and managed portfolio. These increases in revenue were partially offset by a decline in inmate populations from the state of California, which in aggregate declined $18.5 million compared with the second quarter of 2015; the non-renewal of a contract with the Federal Bureau of Prisons at our Northeast Ohio Correctional Center effective May 31, 2015; a decline in populations at three facilities housing inmates from Colorado; and from our decision to exit an unprofitable contract at the Winn Correctional facility effective September 30, 2015.

Net income generated in the second quarter of 2016 totaled $57.6 million, or $0.49 per diluted share, compared with $65.3 million, or $0.55 per diluted share in the second quarter of 2015. Adjusted for special items, net income in the second quarter of 2016 was $57.9 million, or $0.49 per diluted share (Adjusted Diluted EPS), compared with $65.3 million, or $0.55 per diluted share, in the second quarter of 2015. Special items in the second quarter of 2016 included expenses associated with mergers and acquisitions of $0.3 million, primarily associated with the acquisition of Correctional Management, Inc. which closed in April 2016. No special items were recorded in the second quarter of 2015.

FFO was $81.0 million, or $0.69 per diluted share, during the second quarter of 2016, compared with $87.5 million, or $0.74 per diluted share, during the second quarter of 2015. Normalized FFO was $81.3 million, or $0.69 per diluted share, during the second quarter of 2016.

Adjusted net income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.

Business Development Update

North Fork Correctional Facility Lease Update. On May 6, 2016, we entered into a lease with the Oklahoma Department of Corrections (ODOC) for our previously idled 2,400-bed North Fork Correctional Facility. The lease agreement commenced on July 1, 2016, and includes a five-year base term with unlimited two-year renewal options. However, the lease agreement permitted the ODOC to utilize the facility for certain activation activities and, therefore, revenue recognition began upon execution of the lease. The average annual rent to be recognized during the base term is $7.3 million, including annual rent in the fifth year of $12.0 million. After the five-year base term, the annual rent will be equal to the rent due during the fifth lease year, adjusted for increases in CPI.

Second Quarter 2016 Financial Results

Acquisition of Correctional Management, Inc. On April 8, 2016, we closed on the acquisition of 100% of the stock of Correctional Management, Inc. (CMI), along with real estate used in the operation of CMI’s business from two entities affiliated with CMI. CMI, a privately held community corrections company, operates seven community corrections facilities, including six owned and one leased, with approximately 600 beds in Colorado. The aggregate purchase price was $35.0 million, excluding transaction related expenses. We expect the annualized revenues to be generated from the acquisition of CMI to range from approximately $12.0 million to $13.0 million.

Acquisition of a residential reentry facility in Long Beach, California. On June 10, 2016, we announced the acquisition of a 112-bed residential reentry facility located in Long Beach, California for approximately $7.7 million, excluding transaction related expenses. This facility is leased to Community Education Centers (CEC) under a triple net lease agreement that extends through June 2020 and includes one five-year lease extension option. CEC separately contracts with the California Department of Corrections and Rehabilitation (CDCR) to provide rehabilitative and reentry services to residents at the leased facility.

We expect to continue to pursue investment opportunities and are in various stages of due diligence to complete additional transactions. We are also pursuing investment opportunities and other real estate transactions that would provide mission critical governmental services primarily in the criminal justice sector.

Contract Award for Residential Reentry Services at CAI–Boston Avenue. In July 2016, we received an award from the CDCR to house up to 120 residents as part of the Male Community Reentry Program (MCRP) at our 120-bed CAI–Boston Avenue residential reentry facility in San Diego, California. The contract contains an initial term extending to June 30, 2018, with three one-year renewal options, and commenced on August 1, 2016. The new contract is expected to generate approximately $4.0 million of annualized revenue.

Trousdale Turner Correctional Center Opening Update. Construction of the 2,552-bed Trousdale Turner Correctional Center was completed during the fourth quarter of 2015 at a total cost of approximately $144.0 million. We began receiving inmates from the state of Tennessee in January 2016 and originally anticipated a six month ramp schedule to full utilization of the facility. In May 2016, in order to ensure a safe and orderly operational ramp of the facility, and with the support of our government partner, we temporarily paused the ramp schedule at approximately 1,700 inmates. In July 2016, we resumed the operational ramp of offender populations and now expect full utilization of the facility to be completed by the end of the third quarter of 2016.

Red Rock Correctional Center Expansion Update. During the fourth quarter of 2015, CCA entered into a new contract with the state of Arizona to house up to an additional 1,000 state inmates at our Red Rock Correctional Center. We previously provided housing for approximately 1,000 inmates at the 1,596-bed Red Rock facility under a multi-year contract that commenced in 2014. Construction to expand the facility to 2,024 beds and to

Second Quarter 2016 Financial Results

add additional space for inmate reentry programming is ongoing. The cost of the expansion is estimated to range from $35.0 million to $38.0 million, including $22.8 million invested through June 30, 2016. Construction is expected to be completed in the fourth quarter of 2016, although we began receiving inmates under the new contract during July 2016. We currently expect the ramp of inmate populations under the new contract to continue through January 2017.

South Texas Family Residential Center Update. During the second quarter of 2016, ICE solicited proposals for one or more family residential centers for the housing and care of family units detained under the authority of the Immigration and Nationality Act. Simultaneously, ICE engaged us to consider modifying the scale and cost of services currently performed at the South Texas Family Residential Center for the purpose of achieving a more cost-effective solution in light of various policy changes that have occurred since the commencement of the contract. We have submitted a proposal to ICE for our South Texas Family Residential Center in response to its request with respect to family unit detention reflecting a lower cost to ICE. Further, we continue to engage ICE in discussions regarding our scale and cost of services, but can provide no assurance that we will be awarded a new contract for family unit detention, will successfully renegotiate our existing contract with ICE, or will be able to maintain the margins we currently generate under the contract.

BOP Elects Not to Renew Contract at Cibola County Corrections Center. On July 29, 2016, the BOP elected not to renew its contract at CCA’s owned and operated 1,129-bed Cibola County Corrections Center located in New Mexico. The contract was scheduled to expire on September 30, 2016. At this time the BOP has not determined when it will begin transferring inmates out of the facility, but CCA intends to idle the facility upon the completion of transferring out BOP offenders. CCA has begun to actively market the facility to provide correctional or detention solutions for other customers. Our updated guidance, summarized below, includes the negative impact of $0.01 per diluted share for 2016 assuming an expiration of the contract on September 30, 2016.

2016 Guidance

Based on our financial performance through the first six months of the fiscal year and current business conditions, we have provided the following updated financial guidance for the third quarter and full year 2016:

	Third Quarter 2016	Full Year 2016
➢ Diluted EPS	$0.46 to $0.48	$1.83 to $1.87
➢ Adjusted Diluted EPS	$0.47 to $0.48	$1.85 to $1.89
➢ FFO per diluted share	$0.66 to $0.68	$2.62 to $2.67
➢ Normalized FFO per diluted share	$0.67 to $0.68	$2.64 to $2.68

During 2016, we expect to invest approximately $99.0 million to $109.0 million in capital expenditures, consisting of approximately $43.0 million to $48.0 million in on-going prison

Second Quarter 2016 Financial Results

construction and expenditures related to potential land acquisitions; approximately $27.0 million in maintenance capital expenditures on real estate assets; and approximately $29.0 million to $34.0 million for capital expenditures on other assets and information technology.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the second quarter 2016. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.cca.com under “Financial Reports” of the Investors section.

Management may meet with investors from time to time during the third quarter of 2016. Written materials used in the investor presentations will also be available on our website beginning on or about August 15, 2016. Interested parties may access this information through our website at www.cca.com under “Webcasts” of the Investors section.

Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Thursday, August 4, 2016, to discuss our second quarter 2016 financial results and future outlook. To listen to this discussion, please access “Presentations, Webcasts and Events” of the Investors section at www.cca.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) on August 4, 2016, through 1:00 p.m. Central Time (2:00 p.m. Eastern Time) on August 12, 2016. To access the telephonic replay, dial 888-203-1112 in the U.S. and Canada. International callers dial +1 719-457-0820 and enter passcode 8087149.

About CCA

CCA, a publicly traded real estate investment trust (REIT), is the nation’s largest owner of partnership correctional, detention, and residential reentry facilities and one of the largest prison operators in the United States. We own or control 74 correctional, detention and reentry facilities, with a design capacity of approximately 75,000 beds, and manage 11 additional facilities owned by our government partners with a total design capacity of approximately 14,000 beds, in 20 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing residential, community reentry and prisoner transportation services for governmental agencies. In addition to providing fundamental residential services, our facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare offenders for their successful reentry into society upon their release.

Second Quarter 2016 Financial Results

FORWARD-LOOKING STATEMENTS

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy, and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts, including, but not limited to, sufficient governmental appropriations, contract compliance and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison, detention, and residential reentry facilities and the commencement of new management contracts, as well as our ability to utilize current available beds and new capacity as new development and expansion projects are completed; (v) changes in government policy and in legislation and regulation of the corrections and detention industry that affect our business, including but not limited to, California’s utilization of out-of-state private correctional capacity and the continued utilization of the South Texas Family Residential Center by ICE under terms of the current contract, and the impact of any changes to immigration reform and sentencing laws (Our company does not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention.); (vi) our ability to successfully integrate operations of our acquisitions and realize projected returns resulting therefrom; (vii) the ability to attract and retain key personnel; (viii) escalation in salaries, wages, incentives and the costs of providing employee health care; (ix) our ability to meet and maintain qualification for taxation as a REIT; (x) the availability of debt and equity financing on terms that are favorable to us; and (xi) increases in costs to construct or expand correctional and other facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in delays and increased costs. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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Second Quarter 2016 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	June 30, 2016	December 31, 2015
ASSETS

Cash and cash equivalents	$70,843	$65,291
Restricted cash	—	877
Accounts receivable, net of allowance of $1,645 and $459, respectively	221,427	234,456
Prepaid expenses and other current assets	32,995	41,434

Total current assets	325,265	342,058

Property and equipment, net	2,870,150	2,883,060

Restricted cash	218	131
Investment in direct financing lease	—	684
Goodwill	38,415	35,557
Non-current deferred tax assets	7,774	9,824
Other assets	85,928	84,704

Total assets	$3,327,750	$3,356,018

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$332,859	$317,675
Income taxes payable	1,139	1,920
Current portion of long-term debt	7,500	5,000

Total current liabilities	341,498	324,595

Long-term debt, net of current portion	1,448,142	1,447,077
Deferred revenue	45,608	63,289
Other liabilities	47,875	58,309

Total liabilities	1,883,123	1,893,270

Commitments and contingencies

Preferred stock – $0.01 par value; 50,000 shares authorized; none issued and outstanding at June 30, 2016 and December 31, 2015, respectively	—	—
Common stock – $0.01 par value; 300,000 shares authorized; 117,520 and 117,232 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	1,175	1,172
Additional paid-in capital	1,768,321	1,762,394
Accumulated deficit	(324,869)	(300,818)

Total stockholders’ equity	1,444,627	1,462,748

Total liabilities and stockholders’ equity	$3,327,750	$3,356,018

Second Quarter 2016 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

REVENUES	$463,331	$459,295	$910,716	$885,295

EXPENSES:
Operating	316,446	318,035	630,364	618,697
General and administrative	27,364	23,107	53,844	49,979
Depreciation and amortization	42,345	38,400	84,404	67,085
Asset impairments	—	—	—	955

	386,155	379,542	768,612	736,716

OPERATING INCOME	77,176	79,753	142,104	148,579

OTHER EXPENSE:
Interest expense, net	16,796	11,761	34,340	21,951
Other expense	132	36	49	10

	16,928	11,797	34,389	21,961

INCOME BEFORE INCOME TAXES	60,248	67,956	107,715	126,618

Income tax expense	(2,665)	(2,653)	(3,825)	(4,038)

NET INCOME	$57,583	$65,303	$103,890	$122,580

BASIC EARNINGS PER SHARE	$0.49	$0.56	$0.89	$1.05

DILUTED EARNINGS PER SHARE	$0.49	$0.55	$0.88	$1.04

DIVIDENDS DECLARED PER SHARE	$0.54	$0.54	$1.08	$1.08

Second Quarter 2016 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Net income	$57,583	$65,303	$103,890	$122,580
Special items:
Expenses associated with mergers and acquisitions	317	—	1,460	—
Asset impairments	—	—	—	955

Adjusted net income	$57,900	$65,303	$105,350	$123,535

Weighted average common shares outstanding – basic	117,401	116,962	117,318	116,799
Effect of dilutive securities:
Stock options	514	720	473	794
Restricted stock-based compensation	94	130	98	197

Weighted average shares and assumed conversions - diluted	118,009	117,812	117,889	117,790

Adjusted Diluted Earnings Per Share	$0.49	$0.55	$0.89	$1.05

CALCULATION OF FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$57,583	$65,303	$103,890	$122,580
Depreciation of real estate assets	23,388	22,175	46,725	43,447

Funds From Operations	$80,971	$87,478	$150,615	$166,027
Expenses associated with mergers and acquisitions	317	—	1,460	—

Goodwill and other impairments	—	—	—	955

Normalized Funds From Operations	$81,288	$87,478	$152,075	$166,982

Funds From Operations Per Diluted Share	$0.69	$0.74	$1.28	$1.41

Normalized Funds From Operations Per Diluted Share	$0.69	$0.74	$1.29	$1.42

Second Quarter 2016 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF NORMALIZED FUNDS FROM OPERATIONS PER SHARE & ADJUSTED EBITDA GUIDANCE

	For the Quarter Ending September 30, 2016		For the Year Ending December 31, 2016
	Low End of Guidance	High End of Guidance	Low End of Guidance	High End of Guidance
Net income	$54,750	$56,750	$216,000	$221,000
Expenses associated with mergers and acquisitions	250	250	2,000	2,000

Adjusted net income	55,000	57,000	218,000	223,000

Net income	$54,750	$56,750	$216,000	$221,000
Depreciation of real estate assets	23,500	23,500	93,500	93,500

Funds From Operations	$78,250	$80,250	$309,500	$314,500
Expenses associated with mergers and acquisitions	250	250	2,000	2,000

Normalized Funds From Operations	$78,500	$80,500	$311,500	$316,500

Diluted EPS	$0.46	$0.48	$1.83	$1.87

Adjusted EPS per diluted share	$0.47	$0.48	$1.85	$1.89

FFO per diluted share	$0.66	$0.68	$2.62	$2.67

Normalized FFO per diluted share	$0.67	$0.68	$2.64	$2.68

Net income	$54,750	$56,750	$216,000	$221,000
Interest expense	17,000	17,500	68,000	69,000
Depreciation and amortization	43,000	43,000	171,500	171,500
Income tax expense	2,500	3,000	9,500	10,000

EBITDA	$117,250	$120,250	$465,000	$471,500
Expenses associated with mergers and acquisitions	250	250	2,000	2,000
Depreciation associated with STFRC lease	(10,600)	(10,600)	(42,500)	(42,500)
Interest expense associated with STFRC lease	(2,900)	(2,900)	(10,500)	(10,500)

Adjusted EBITDA	$104,000	$107,000	$414,000	$420,500

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, EBITDA, Adjusted EBITDA, Funds From Operations (FFO), and Normalized FFO, and, where appropriate, their corresponding per share metrics are non-GAAP financial measures. CCA believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. CCA believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis that is used by management. FFO, in particular, is a widely accepted non-GAAP supplemental measure of REIT performance, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT).

Second Quarter 2016 Financial Results

NAREIT defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate. EBITDA, Adjusted EBITDA, and Normalized FFO are useful as supplemental measures of performance of the Company’s corrections facilities because they don’t take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. However, a portion of the rental payments for the South Texas Family Residential Center is classified as depreciation and interest expense for financial reporting purposes. Adjusted EBITDA includes such depreciation and interest expense in order to more properly reflect the cash flows associated with this lease. CCA may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. CCA calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt refinancing, mergers and acquisitions activity and certain impairments that the Company believes are unusual or nonrecurring to provide an alternative measure of comparing operating performance for the periods presented.

Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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